TAX SHARING AND INDEMNIFICATION AGREEMENT

                                 By and Between

                                 GENROCO, INC.

                                      and

                             VIDEOPROPULSION, INC.

                             Dated ------- --, 2000

                               TABLE OF CONTENTS

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

                                                                           Page
                                                                           ----

 ARTICLE I DEFINITIONS                                                       2
      1.1  Affiliated Group                                                  2
      1.2  GENROCO Group                                                     2
      1.3  VideoPropulsion Group                                             2
      1.4  Business of VideoPropulsion                                       2
      1.5  Code                                                              2
      1.6  Consolidated Returns                                              2
      1.7  Contribution                                                      2
      1.8  Distribution                                                      2
      1.9  Date of Distribution or Distribution Date                         2
      1.10 Expenses                                                          3
      1.11 Final Determination                                               3
      1.12 IRS                                                               3
      1.13 Party                                                             3
      1.14 Personal and Real Property Taxes                                  3
      1.15 Restructuring Taxes                                               3
      1.16 Significant Audit Issue                                           3
      1.17 Tainting Act                                                      4
      1.18 Tax Benefit                                                       4
      1.19 Tax or Taxes                                                      4
      1.20 Tax Controversy                                                   4
      1.21 Tax Item                                                          4
      1.22 Tax Returns                                                       4

 ARTICLE II LIABILITY FOR PRE-DISTRIBUTION AND OTHER TAX LIABILITIES         5
      2.1  Income Taxes                                                      5
           (a)  Current and Prior Periods                                    5
                -------------------------
           (b)  Future Periods                                               5
                --------------
      2.2  Property Taxes                                                    5
      2.3                                                                    5
      2.4  Restructuring Taxes                                               6
           (a)  Generally                                                    6
                ---------
           (b)  Indemnification for Tainting Acts                            6
                ---------------------------------

 ARTICLE III REFUNDS OF TAXES                                                7
      3.1  Refunds and Credits                                               7
      3.2  Exports                                                           7

 ARTICLE IV TAX RETURN PREPARATION                                           7
      4.1  Consolidated Returns                                              7
      4.2  Pre-Distribution Returns                                          7
      4.3  Post-Distribution Returns                                         7
      4.4  Cooperation; Exchange of Information                              8

 ARTICLE V TAX AUDITS                                                        8
      5.1  Tax Controversies                                                 8
      5.2  Cooperation                                                       8
      5.3  Record Retention                                                  8

 ARTICLE VI PAYMENTS                                                         9
      6.1  Payments in General                                               9
      6.2  Interest on Late Payments                                         9
      6.3  Character and Effect of Payments                                  9

 ARTICLE VII OTHER TAX MATTERS                                              10
      7.1                                                                   10
      7.2                                                                   10

 ARTICLE VIII ADMINISTRATIVE PROVISIONS                                     10
      8.1  Interest                                                         10
      8.2  Agency                                                           10
      8.3  Expenses                                                         10

 ARTICLE IX DISPUTE RESOLUTION                                              10
      9.1  General                                                          10
      9.2  Arbitration                                                      11
      9.3  Legal Proceedings                                                11

 ARTICLE X MISCELLANEOUS                                                    11
      10.1 Enforceability                                                   11
      10.2 Modification of Agreement                                        11
      10.3 Successors and Assigns                                           11
      10.4 Term                                                             11
      10.5 Rights Confined to Parties                                       11
      10.6 Notices                                                          12
      10.7 Effect of Headings                                               12
      10.8 Governing Law                                                    12
      10.9 Counterparts                                                     12

                   TAX SHARING AND INDEMNIFICATION AGREEMENT

     This Tax Sharing and Indemnification Agreement dated ------- --, 2000, is entered into by and between GENROCO, INC., a Wisconsin corporation
 ("GENROCO"), and VIDEOPROPULSION, INC., a Wisconsin corporation ("VideoPropulsion").

     WHEREAS, VideoPropulsion is a Wisconsin corporation formed on October --, 1999 that recently has acquired the assets and liabilities of GENROCO's division known as the Video Division (the "Division") pursuant to a separate Contribution Agreement Plan and Agreement of Reorganization and Distribution dated ------- --, 2000 (the "Contribution Agreement"); and

     WHEREAS, GENROCO is the common parent and VideoPropulsion is currently a member of an "affiliated group", as that term is defined in Section 1504 of the Code, which now files consolidated federal income tax returns; and

     WHEREAS, pursuant to the Contribution Agreement, GENROCO and VideoPropulsion have agreed to a Plan and Agreement of Reorganization and Distribution (the "Plan") which provides for the pro rata distribution to GENROCO shareholders of all of the outstanding shares of the common stock of VideoPropulsion (the "Distribution"); and

     WHEREAS, as a consequence of the Distribution VideoPropulsion will no longer be a subsidiary of GENROCO and will no longer be a member of GENROCO's affiliated group; and

     WHEREAS, pursuant to Treas. Reg. Section 1.1502-6, GENROCO and each subsidiary which was a member of the GENROCO Group (as hereinafter defined) during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of the GENROCO group for such year; and

     WHEREAS, GENROCO or VideoPropulsion might be liable for certain taxes as a result of the transfer of assets and liabilities to VideoPropulsion pursuant to the Contribution Agreement and the Distribution pursuant to the Plan; and

     WHEREAS, GENROCO and VideoPropulsion desire to set forth their rights and obligations with respect to foreign, federal, state and local taxes due for periods both before and after the Distribution and with respect to certain tax liabilities that may be asserted in connection with the Distribution.

     NOW THEREFORE, GENROCO on behalf of itself and members of the GENROCO Group other than VideoPropulsion and its subsidiary, and VideoPropulsion, on behalf of itself and its subsidiary of the VideoPropulsion Group (as hereinafter defined), in consideration of the mutual covenants contained herein, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

 For purposes of this Agreement, the following definitions shall apply:

     1.1 AFFILIATED GROUP means an affiliated group of corporations within the meaning of section 1504(a) (determined without regard to the exceptions contained in section 1504(b)) of the Code for the taxable period in question.

     1.2 GENROCO GROUP means, for each taxable period, the Affiliated Group of which GENROCO or any successor of GENROCO is the common parent.

     1.3 VIDEOPROPULSION GROUP means (i) with respect to periods prior to the Date of Distribution, the Division, and (ii) with respect to periods after the Date of Distribution, the Affiliated Group of which VideoPropulsion or any successor of VideoPropulsion is the common parent.

     1.4 BUSINESS OF VIDEOPROPULSION means the Business of the Division as defined in the Contribution Agreement and Exhibits thereto, including any capitalized interest applicable to assets of Division.

     1.5 CODE means the Internal Revenue Code of 1986, as amended from time to time.

     1.6 CONSOLIDATED RETURNS means the consolidated United States federal income tax returns of the GENROCO Group for consolidated return years beginning before the Date of Distribution and any consolidated or combined state income tax returns of any members of the GENROCO Group for taxable years beginning before the Date of Distribution.

     1.7 CONTRIBUTION shall mean the transfer to VideoPropulsion by GENROCO of the Business of VideoPropulsion pursuant to the Contribution Agreement.

     1.8 DISTRIBUTION shall mean the distribution by GENROCO of the stock of VideoPropulsion to GENROCO shareholders pursuant to the Plan.

     1.9 DATE OF DISTRIBUTION or DISTRIBUTION DATE means 12:01 a.m. Central Standard Time on [May 1, 2000, or such other date as to which the parties hereto may agree], at which time the GENROCO Group ceases to own at least 80% of the vote and value of the stock of VideoPropulsion within the meaning of
 Section 1504 of the Code and thus the date on which VideoPropulsion ceases to be a member of the GENROCO Group.

     1.10 EXPENSES means out-of-pocket expenses paid to third party providers and shall not include any overhead or indirect costs.

     1.11 FINAL DETERMINATION means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under the laws of other jurisdictions, except that a Form 870 or 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination, to the extent of the reservation; (ii) by a decision, judgment, decree, or other order by a court or agency of competent jurisdiction which has become final and unappealable; (iii) by a closing agreement or offer in compromise under
 Section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statutes of limitations.

     1.12 IRS means the Internal Revenue Service.

     1.13 PARTY means either of the parties to this Agreement.

     1.14 PERSONAL AND REAL PROPERTY TAXES mean all Taxes which are assessed upon the value of real or personal property owned, leased, rented or used by any member of the GENROCO Group or the VideoPropulsion Group, including, but not limited to, real and personal property taxes, use taxes, value added taxes or other ad valorem taxes.

     1.15 RESTRUCTURING TAXES means any Taxes resulting from the Contribution of the Business of VideoPropulsion pursuant to the Contribution Agreement and the Distribution of the stock of VideoPropulsion pursuant to the Plan, including, without limitation, any transfer taxes or any Tax imposed pursuant to or as a result of Section 311, 355(c), 361 or 1001 of the Code.

     1.16 SIGNIFICANT AUDIT ISSUE means an issue raised in connection with a Tax Return pertaining to the Business of VideoPropulsion if the amount of the proposed increase in income attributable to the issue for any taxable period (less any proposed decrease in income attributable to the issue for any other taxable period of the GENROCO Group) exceeds $25,000 or if the proposed increase in Tax (not including interest or penalties) attributable to the issue for any taxable period (less any proposed decrease in Tax attributable to the issue for any other taxable period of the GENROCO Group) exceeds the product of $25,000 multiplied by the maximum statutory marginal rate of federal income taxation imposed on corporations for such taxable period. For this purpose, an issue means all Tax Items of a similar type that are proposed to be adjusted for the same reason. Notwithstanding anything provided in this section 1.16 to the contrary, a Significant Audit Issue shall not include an issue relating to Restructuring Taxes unless VideoPropulsion receives a Tax Benefit in years subsequent to the Distribution as a result of such increase in income.

     1.17 TAINTING ACT means (i) any breach of any representation or covenant as set forth in a letter dated [----------------] to Quarles & Brady LLP relating to the qualification of the Contribution and Distribution as a distribution described in Section 355 of the Code given by VideoPropulsion or
 (ii) any transaction publicly announced or consummated within the two-year period following the Distribution Date that results in the shareholders of VideoPropulsion after the Distribution losing control of VideoPropulsion within the meaning of Code section 368(c) or in VideoPropulsion ceasing to own and operate the Business of VideoPropulsion (in either a taxable or tax-free transaction) unless (i) GENROCO consents in writing or (ii) GENROCO is provided (at VideoPropulsion's expense) with an IRS ruling that it will not cause the Distribution to fail to qualify as a distribution described in
 Section 355 of the Code.

     1.18 TAX BENEFIT means any Tax Item which decreases Taxes paid or payable.

     1.19 TAX OR TAXES means all forms of taxation, whenever created or imposed, whether domestic or foreign, and whether imposed by a nation, locality, municipality, government, state, federation, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee of other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority.

     1.20 TAX CONTROVERSY means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding by or against the IRS or any other Taxing Authority.

     1.21 TAX ITEM means any item of income, gain, loss, deduction, credit, recapture of credit or any other item, including, but not limited to, an adjustment under Code section 481 resulting from a change in accounting method, which increases or decreases Taxes paid or payable.

     1.22 TAX RETURNS means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required to be filed in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.

                                   ARTICLE II
            LIABILITY FOR PRE-DISTRIBUTION AND OTHER TAX LIABILITIES

     2.1  INCOME TAXES.

          (a)  Current and Prior Periods.  Except as otherwise provided in this
               -------------------------
Agreement, GENROCO shall pay, on a timely basis, all Taxes based upon income of the GENROCO Group for the taxable year that includes the Distribution Date (the "1999 Income Taxes") and for all periods ending prior to the Distribution Date. GENROCO hereby assumes all such liability and shall indemnify and hold harmless VideoPropulsion and any member of the VideoPropulsion Group from and against any share or amount of the 1999 Income Taxes and all income taxes based upon income of the GENROCO Group for periods ending prior to the Distribution Date.

          (b)  Future Periods.  Except as otherwise provided in this Agreement,
               --------------
VideoPropulsion shall pay, on a timely basis, all Taxes based upon income of the VideoPropulsion Group for any period beginning after the Distribution Date, and shall indemnify and hold harmless GENROCO and any member of the GENROCO Group from and against all income taxes based upon the income of the VideoPropulsion Group for any period beginning after the Distribution Date.

     2.2 PROPERTY TAXES. Personal and Real Property Taxes for any period after January 1, 2000 on property of the Business of VideoPropulsion (including, but not limited to, the prorated portion of Wisconsin Personal and Real Property Taxes on such property which are based on the value of such property on January 1, 2000) shall be the liability of VideoPropulsion. All other Personal and Real Property Taxes for any period prior to January 1, 2000 shall be the liability of GENROCO. VideoPropulsion shall indemnify and hold harmless GENROCO and any member of the GENROCO Group from and against all Personal and Real Property Taxes on property of the Business of VideoPropulsion apportioned to VideoPropulsion hereunder. GENROCO shall indemnify and hold harmless VideoPropulsion and any member of the VideoPropulsion Group from and against all Personal and Real Property Taxes apportioned to GENROCO hereunder.

     2.3  Notwithstanding  any  other  provision  of  this  Agreement  to   the
 contrary, VideoPropulsion shall pay, and shall indemnify and hold harmless GENROCO and any member of the GENROCO Group from and against:

          (a) Taxes attributable to a Significant Audit Issue but only to the extent that (i) such Taxes are attributable to that portion of a Significant Audit Issue that exceeds a $25,000 increase in income attributable to the issue for any taxable period (less any decrease in income attributable to the issue for any other taxable period of the GENROCO Group) or (ii) the increase in Tax (not including interest and penalties) attributable to such issue for any taxable period (less any decrease in Tax attributable to the issue for any other taxable period of the GENROCO Group) exceeds the product of $25,000 multiplied by the maximum statutory marginal rate of federal income taxation imposed on corporations for such taxable period;

          (b) any Tax liability with respect to separate returns for foreign, state or local taxes on or measured by income filed by GENROCO or a GENROCO subsidiary with respect to the Business of VideoPropulsion to the extent it results in a Tax Benefit to the VideoPropulsion Group (such as the disallowance of a deduction claimed by GENROCO or a subsidiary of GENROCO in a year prior to the Distribution that is available to VideoPropulsion or a subsidiary of VideoPropulsion in a period after the Distribution);

          (c) any sales, use, property, transfer, value added, recordation, excise and similar Taxes with respect to the Business of VideoPropulsion which are not Restructuring Taxes and which are generated by transactions occurring on or after January 1, 2000; and

          (d) any payroll Taxes with respect to employees of VideoPropulsion or a VideoPropulsion subsidiary or of the Business of VideoPropulsion which relate to periods after January 1, 2000.

     2.4  RESTRUCTURING TAXES.

          (a)  Generally.  Notwithstanding any other provision of this
               ---------
Agreement to the contrary, and except as otherwise provided in section 2.3(a) and subsection (b) hereof, GENROCO shall pay, and shall indemnify and hold harmless VideoPropulsion and any member of the VideoPropulsion Group from and against, any and all Restructuring Taxes.

          (b)  Indemnification for Tainting Acts.  Anything in this Agreement
               ---------------------------------
to the contrary notwithstanding, VideoPropulsion shall pay, and shall indemnify and hold harmless GENROCO from and against, (i) any Restructuring Taxes and related Expenses, (ii) any liability and related Expenses resulting from a decision that GENROCO is liable to GENROCO or VideoPropulsion shareholders because of a Final Determination that the Distribution failed to meet the requirements of Section 355 of the Code for nonrecognition of gain or loss, and
(iii) any Taxes and related Expenses payable by GENROCO by reason of the receipt of such payment, to the extent such Restructuring Taxes, liability to shareholders, Taxes, or Expenses would not have been imposed but for a Tainting Act of VideoPropulsion or any member of the VideoPropulsion Group.

                                  ARTICLE III
                                REFUNDS OF TAXES

     3.1 REFUNDS AND CREDITS. Except as set forth in section 3.2, GENROCO shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Taxing Authority with respect to any Tax Returns filed or to be filed by GENROCO.

     3.2 EXPORTS. VideoPropulsion shall be entitled to any refund or credit of superfund excise Taxes or customs duties drawbacks received by GENROCO or a GENROCO Subsidiary with respect to goods exported by VideoPropulsion.

                                   ARTICLE IV
                             TAX RETURN PREPARATION

     4.1  CONSOLIDATED RETURNS.

          (a) GENROCO shall prepare and timely file all Consolidated Returns. The Consolidated Returns shall be prepared and filed by GENROCO in compliance with applicable tax laws and on a basis that is consistent with any IRS ruling or opinion of tax counsel obtained by GENROCO in connection with the Contribution and Distribution and with the provisions of Article VII hereof, and, subject to the foregoing, consistent with GENROCO's prior Consolidated Returns.

          (b)  VideoPropulsion  shall   be   responsible  for   preparing   all
 information relating to the VideoPropulsion Group necessary for GENROCO to prepare and file the Consolidated Returns.

     4.2 PRE-DISTRIBUTION RETURNS. All Tax Returns required to be filed for periods beginning before, or beginning and ending on the Distribution Date, shall be filed by GENROCO.

     4.3 POST-DISTRIBUTION RETURNS. All Tax Returns of the VideoPropulsion Group for periods beginning after the Distribution Date (including all tax returns related to Wisconsin Personal and Real Property Taxes on property of the Business of VideoPropulsion which are based on the value of such property on or after January 1, 1999) shall be filed by VideoPropulsion, and all Tax Returns of the GENROCO Group for periods beginning after the Distribution Date shall be filed by GENROCO. VideoPropulsion, with the assistance of GENROCO as needed, shall be responsible for filing all Forms 1099, if any, due with respect to the receipt by shareholders of any cash in lieu of fractional shares in the Distribution.

     4.4 COOPERATION; EXCHANGE OF INFORMATION. Each Party shall be responsible for the timely submission to the other Party of information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other Party, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested by the other Party for use in connection with the preparation and filing of any Tax Returns.

                                   ARTICLE V
                                   TAX AUDITS

     5.1  TAX CONTROVERSIES.

          (a) Except as otherwise provided in this Article VI, GENROCO shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, and VideoPropulsion shall have full responsibility and discretion in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility, and any legal and accounting costs incurred in handling, settling or contesting any Tax
 Controversy shall be borne by the Party having full responsibility and discretion therefor.

          (b) The Party responsible for any Tax Controversy shall use all reasonable efforts to resist any deficiency assertions by any Taxing Authority regardless of which Party is ultimately responsible for any such Tax under this Agreement.

          (c) GENROCO shall notify VideoPropulsion promptly if any Taxing Authority proposes an adjustment relating in whole or in part to (i) Restructuring Taxes for which VideoPropulsion could be liable to GENROCO pursuant to Section 2.4 hereof or (ii) Taxes for which VideoPropulsion could be liable to GENROCO pursuant to Section 2.3 hereof (a "VideoPropulsion Indemnity Issue").

          (d) VideoPropulsion and its representatives, at VideoPropulsion's expense, shall be entitled to participate in (i) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is or includes a VideoPropulsion Indemnity Issue, and (ii) all appearances before any court, the subject matter of which includes a VideoPropulsion Indemnity Issue; provided, however, that GENROCO shall have full responsibility, discretion and control of all such conferences, meetings, proceedings, and appearances.

     5.2  COOPERATION.   GENROCO  and  VideoPropulsion  agree  to  afford  full
 cooperation to one another and to their respective representatives, if any, in any Tax Controversy.

     5.3 RECORD RETENTION. The parties agree to retain all books, records, returns, schedules, documents and all material papers or relevant items of information for periods prior to the Date of Distribution for the later of (i) seven (7) years or (ii) the full period of the applicable statute of limitations, including any extensions thereof.

                                   ARTICLE VI
                                    PAYMENTS

     6.1 PAYMENTS IN GENERAL. Except as otherwise provided in this Agreement, any amount required to be paid by one Party pursuant to this Agreement shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other Party given after a Final Determination of the amount thereof, provided that if any portion of a VideoPropulsion Indemnity Issue results in both (i) an additional liability of GENROCO for Taxes and
 (ii) a corresponding Tax Benefit to the VideoPropulsion Group in a taxable period beginning after the Distribution Date, then payment with respect to such portion of the VideoPropulsion Indemnity Issue shall not be due prior to 120 days after the close of the taxable period in which such Tax Benefit is realized.

     6.2 INTEREST ON LATE PAYMENTS. Any amount payable under this Agreement by one Party to another Party shall, if not paid within ten (10) business days after the due date specified in this Agreement, bear interest from such due date until the date paid at the applicable Federal short term rate as defined in Section 6621 of the Code in effect on the due date.

     6.3 CHARACTER AND EFFECT OF PAYMENTS. The Parties agree that for income and other Tax purposes all amounts paid pursuant to this Agreement by one Party to the other Party (other than interest payments pursuant to Section 7.2) shall be treated by the Parties as adjustments of the cash amount due to VideoPropulsion under Exhibit D of the Contribution Agreement on the Date of Distribution. All other payments made by either Party pursuant to this Agreement directly to third parties shall be treated as the discharge of liabilities incurred by such Party with respect to transactions occurring on or before the Date of Distribution. Except as provided in section 2.4(b), if, notwithstanding such treatment by the Parties, any payment by either Party is determined to be taxable to the other Party by any Taxing Authority, the payor shall also indemnify the other Party for fifty percent (50%) of the amount of any Taxes and related Expenses payable by the other Party by reason of the receipt of such payment. In addition, the amount of any indemnity payment due under this Agreement shall be computed by properly taking into account any Tax Benefit actually realized by the recipient from the payment of the item at issue.

                                  ARTICLE VII
                               OTHER TAX MATTERS

     7.1 VideoPropulsion agrees (i) to pay on or before March 15, 2000 any recurring items within the meaning of Code section 461(h)(3) which had been accrued by GENROCO at the end of its fiscal year which ended in 1999 and for which VideoPropulsion is responsible and (ii) to pay on or before March 15, 1996 any other recurring item within the meaning of Code section 461(h)(3) which has been accrued by GENROCO on the Date of Distribution and for which VideoPropulsion is responsible.

     7.2 GENROCO shall be entitled to any tax deductions arising from the exercise of stock options on GENROCO stock by VideoPropulsion employees who were retired as of the Date of Distribution or who continued employment with VideoPropulsion after the Date of Distribution but retained options on GENROCO stock.

                                  ARTICLE VIII
                           ADMINISTRATIVE PROVISIONS

     8.1 INTEREST. Except as expressly provided herein, no obligation to pay or right to collect interest or other amounts shall arise by virtue of this Agreement.

     8.2  AGENCY.  It is  understood and acknowledged  that in accordance  with
 Section 1.1502-77 of the IRS Regulations, GENROCO, as the common parent of the GENROCO Group, is the agent for the GENROCO Group (including VideoPropulsion and the VideoPropulsion Group with respect to their taxable years beginning before the Date of Distribution) with respect to all matters referred to therein.

     8.3 EXPENSES. Except as otherwise provided in this Agreement, each Party to this Agreement hereby agrees to be responsible for all of the expenses which it may incur in carrying out its duties hereunder.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

     9.1 GENERAL. In an effort to resolve informally and amicably any claim or controversy arising out of or related to the interpretation or performance of this Agreement without resorting to litigation, a party shall first notify the other of any difference or dispute hereunder that requires resolution. GENROCO and VideoPropulsion each shall designate an employee to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification (or such longer period as may be agreed upon), the matter shall be submitted to a senior officer of GENROCO and VideoPropulsion, respectively, for consideration.

     9.2 ARBITRATION. If settlement cannot be reached through the efforts of the senior officers within an additional 30 days or such longer period as may be agreed upon, the parties shall consider arbitration or other alternative means to resolve the dispute.

     9.3  LEGAL PROCEEDINGS.    If  the  parties are  unable  to  agree  on  an
 alternative dispute resolution mechanism within 30 days, either party may initiate legal proceedings to resolve such matter.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 ENFORCEABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     10.2 MODIFICATION OF AGREEMENT. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing, and signed by each of the Parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

     10.3 SUCCESSORS AND ASSIGNS. Except as hereinafter provided, neither this Agreement nor any rights hereunder shall be assignable or transferable by either Party hereto, without the prior written consent of the other Party hereto, except by operation of law. Each Party hereby guarantees the performance of all actions, agreements and obligations provided for under this Agreement of each of its subsidiaries. Each Party shall, upon the written request of the other Party, cause any of its subsidiaries formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby for so long as such successors, assigns or controlling persons are a subsidiary of a Party or its successors and assigns by operation of law.

     10.4 TERM. This Agreement shall commence on the date of execution indicated below and shall continue in effect until otherwise agreed to in writing by the Parties or their successors. Notwithstanding any other provision in this Agreement, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).

     10.5 RIGHTS CONFINED TO PARTIES. Nothing expressed or implied herein is intended or shall be constructed to confer upon or to give to any person, firm or corporation (other than the Parties hereto, members of their Affiliated Groups, and their successors and assigns) any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof. All terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties hereto, the members of their Affiliated Groups, and their successors and assigns.

     10.6 NOTICES. All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by certified or registered United States Mail, postage prepaid, to:

          (a)  in the case of GENROCO, Inc.
               GENROCO, Inc.
               255 Info Highway
               Slinger, Wisconsin  53086
               Attention: CEO

          (b)  in the case of VideoPropulsion, Inc.
               VideoPropulsion, Inc.
               251 Info Highway
               Slinger, Wisconsin  53086
               Attention:  CEO

     10.7 EFFECT  OF  HEADINGS.    The   paragraph  headings  herein  are   for
 convenience only and shall not affect the construction hereof.

     10.8 GOVERNING LAW. The provisions of this Agreement and all rights and obligations of the parties hereunder shall be governed by the internal laws of the State of Wisconsin.

     10.9 COUNTERPARTS.   This  Agreement may  be  executed in  any  number  of
 counterparts, each of which shall, when so executed, be considered an original and all of which, taken together, shall be considered one document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers this ---- day of -------, 2000.

                                        GENROCO, INC.

                                          By-----------------------------------
                                             Keith Brue
                                             Executive Vice President and
                                             Chief Financial Officer

                                        VIDEOPROPULSION, INC.

                                          By-----------------------------------
                                             Chris Good
                                             Executive Vice President and
                                             Chief Technical Officer